Exhibit 99.1


                     Cendant Corporation Agrees to Acquire
      Orbitz, Inc. for $ 1.25 Billion; $1.05 Billion Net of Acquired Cash

       Cendant to Acquire All Orbitz Shares for $27.50 Per Share in Cash

                 Company Anticipates Pre-Tax Merger Synergies
                     of Approximately $65 Million in 2005
                 and $120 Million in 2006 Before Related Costs


NEW YORK and CHICAGO, September 29, 2004--Cendant Corporation (NYSE:CD) and Orbitz, Inc. (Nasdaq: ORBZ) announced today that they have reached a definitive agreement for the acquisition by Cendant of all the shares of Orbitz for $27.50 per share in cash. The transaction has a fully diluted equity value of approximately $1.25 billion. Orbitz is debt-free and, as of June 30, 2004, had approximately $200 million of cash on hand. The transaction has been approved by the boards of directors of both companies, but is still subject to regulatory and other approvals.

Under the terms of the definitive agreement, a wholly-owned subsidiary of Cendant will commence simultaneous cash tender offers to acquire all Orbitz outstanding Class A and Class B shares at a price of $27.50 per share. Following successful completion of the tender offers, any remaining shares of Orbitz will be acquired in a cash merger at the same price.

"The addition of Orbitz and its outstanding management team to our portfolio of travel distribution businesses immediately places Cendant in a leading competitive position in the domestic on-line travel distribution business. The transaction provides a foundation for significant synergies in technology, fulfillment and operations, which will allow both Orbitz and CheapTickets to continue to aggressively market and promote their respective brands while increasing profitability," said Samuel L. Katz, chairman and CEO, Cendant Travel Distribution Services Division. "The transaction expands the Travel Distribution Services Division's distribution capabilities, providing more choices for consumers, suppliers, corporations and travel agents. Our increased scale and relevance, combined with the transaction synergies, will provide considerable benefits to both customers and our shareholders."

"The Orbitz acquisition fits perfectly with Cendant's articulated goal to be among the leaders in every business in which we participate," said Ronald L. Nelson, Cendant's Chief Financial Officer. "We will use the proceeds from the sale of Jackson Hewitt, a non-core unit, along with additional cash on hand, to acquire a strategic asset with near and long-term growth opportunities. The transaction also meets all of our previously defined acquisition parameters: it is strategic to our Travel Distribution Services Division; it substantially strengthens our competitive position by adding management talent and enhancing our travel technology capabilities; and it is accretive within the first year of the acquisition."

"This transaction will deliver immediate and substantial value to all Orbitz shareholders," said Jeffrey Katz, chairman, president and CEO of Orbitz (who is unrelated to Samuel L. Katz). "The attractive premium reflects the quality and success of our unique and profitable approach to online travel. Our employees, customers, partners and suppliers will benefit from the greater resources and opportunities afforded as part of a larger company. And we're pleased that the consumer-friendly and supplier-friendly aspects of the Orbitz model will go forward due to Cendant's agreement to continue providing unbiased fare displays on Orbitz.com and to maintain Orbitz Charter Associate and Supplier Link contracts providing low distribution costs."

Cendant intends to maintain both the Orbitz and CheapTickets businesses as differentiated consumer brands in the leisure travel sector. In the corporate travel sector, customers will be able to choose between Travelport and Orbitz for Business, using the best of what each brand has developed. The integration plans anticipate that CheapTickets and Travelport will combine their technology platforms and operations to form a common platform with Orbitz, based in Chicago.

The transaction is expected to be completed in November. Assuming this completion date, Cendant has estimated the following effects on its future results.

                                                   -----------------------    --------------------------    -----------------------
Amounts in millions, except per share amounts.            2004 (a)                      2005                         2006
                                                   =======================    ==========================    =======================

Orbitz net revenues                                 $35.0    -    $40.0        $340.0    -     $380.0        $390.0   -   $430.0

Orbitz EBITDA (b)                                    $8.0    -    $8.5          $61.0    -     $64.0         $77.0    -    $80.0
Incremental depreciation and amortization (c)      ($16.0)   -   ($14.0)       ($49.0)   -    ($42.0)         $0.0    -    $0.0
Estimated synergies (d)                              $0.0    -    $0.0          $60.0    -     $70.0         $105.0   -   $135.0
Integration and other costs (e)                    ($27.0)   -   ($23.0)       ($25.0)   -    ($20.0)       ($15.0)   -   ($8.0)
                                                   ---------    ----------    ----------     -----------    ---------    ----------
Incremental operating income (f)                   ($35.0)   -   ($28.5)        $47.0    -     $72.0         $167.0   -   $207.0

Incremental EPS (g)                                ($0.02)   -   ($0.02)        $0.00    -     $0.01         $0.07    -    $0.09

Incremental net cash provided by (used in)
operating activities                                ($5.0)   -    $0.0         $100.0    -     $120.0        $190.0   -   $235.0
Incremental capital expenditures                    ($6.0)   -   ($6.0)        ($35.0)   -    ($30.0)       ($15.0)   -   ($10.0)
                                                   ---------    ----------    ----------     -----------    ---------    ----------
Incremental free cash flow                         ($11.0)   -   ($6.0)         $65.0    -     $90.0         $175.0   -   $225.0


(a)      From expected closing date to year-end.
(b) EBITDA is defined as operating income before depreciation and amortization. This presentation of EBITDA may not be comparable to similarly titled measures used by other companies.
(c) Represents the estimated effect of accelerated depreciation and amortization.
(d) Represents the expected effect of estimated cost savings of the combined operations and greater estimated conversion rates and higher percentage of non-air sales in the CheapTickets business as a result of the migration to the Orbitz platform.
(e) Represents the expected effect of integration activities, Orbitz employee stock options and other related activities.
(f) The estimated operating income will be predominantly reflected in the Travel Distribution Services segment's future results, but a portion will also benefit Cendant's other travel-related segments.
(g) Incremental EPS is computed by dividing the estimated diluted weighted average shares of common stock outstanding of 1.073 billion in 2004 and 1.088 billion in 2005 and 2006 into estimated incremental net income resulting from the transaction.

These preliminary estimates are expected to be refined as the management teams at Cendant and Orbitz work together to develop integration plans over the coming months.

Assuming the transaction is completed in the fourth quarter, Cendant anticipates that it will be able to offset the impact of transaction-related expenses and integration charges in the fourth quarter of 2004 with the favorable settlement of certain tax matters currently under review by the IRS. Cendant expects to update its fourth quarter outlook for this matter and other factors when it announces financial results for the third quarter on October 20, 2004.

Citigroup Global Markets, Inc. served as financial advisor to Cendant and Skadden Arps Slate Meagher & Flom LLP acted as its legal advisor. Credit Suisse First Boston LLC served as financial advisor to Orbitz and Latham & Watkins LLP acted as legal advisor to Orbitz. In connection with the Orbitz board of directors' approval of the transaction, Credit Suisse First Boston rendered an opinion as to the fairness from a financial point of view of the transaction price. The Orbitz board of directors also established a special committee of independent directors to separately evaluate the transaction on behalf of Orbitz Class A (public) shareholders. Merrill Lynch & Co. served as financial advisor to the special committee of the Orbitz board of directors and Winston & Strawn LLP acted as the special committee's legal advisor. After reviewing the terms of the proposed transaction and receiving an opinion from Merrill Lynch that the $27.50 per share consideration to be received by the public holders of Orbitz Class A common shares is fair from a financial point of view, the special committee recommended that the Orbitz board approve the Cendant transaction. The members of the special committee are Scott D. Miller, Denise K. Fletcher and Marc L. Andreessen.

The consummation of the transaction is subject to certain conditions, including the tender of a specified number of the shares of Orbitz, receipt of regulatory approvals, and other customary conditions. In addition, certain of Orbitz stockholders, including all of its airline stockholders, who collectively own approximately 61 percent of the fully diluted shares outstanding of Orbitz, have agreed to tender their shares to Cendant in the transaction.

Notice To Investors
-------------------
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers for the outstanding shares of Orbitz common stock described in this announcement has not commenced. At the time the offers are commenced, a Cendant subsidiary will file a tender offer statement with the Securities and Exchange Commission, and Orbitz will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Orbitz security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge on the Securities and Exchange Commission's Website at http://www.sec.gov/.

About Orbitz
------------
Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages. Since launching its Web site to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings. On http://www.orbitz.com, consumers can search more than 455 airlines, as well as rates at tens of thousands of lodging properties worldwide and at 22 car rental companies.

About Cendant Travel Distribution Services
------------------------------------------
Cendant Corporation's (NYSE: CD) Travel Distribution Services Division, is one of the world's largest and most geographically diverse collections of travel brands and distribution businesses. The division, employing nearly 5,000 people in more than 116 countries, includes: Galileo, a leading global distribution system (GDS), serving more than 44,000 travel agencies and over 60,000 hotels; hotel distribution and services businesses (TRUST, THOR, WizCom and Neat Group); leading online travel agencies (CheapTickets.com, Lodging.com, HotelClub.com and RatesToGo.com); Shepherd Systems, an airline market intelligence company; Travelwire, an international travel technology and software company; Travel 2/Travel 4, a leading international provider of long-haul air travel and travel product consolidator; and Travelport, a provider of online global corporate travel management solutions.


About Cendant Corporation
-------------------------
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4INFOCD (877-446-3623).

Statements about the expected effects on Cendant of the acquisition of Orbitz, statements about the expected timing and scope of the acquisition, statements about estimated synergies and integration costs and all other statements in this release other than historical facts are forward-looking statements. Forward-looking statements include information about possible or assumed future financial results and usually contain words such as "believes," "intends," "expects," "anticipates," "estimates", or similar expressions. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results due to a variety of factors, including but not limited to, the satisfaction of the conditions to closing of the offer, and Cendant's ability to successfully integrate the operations and employees of Orbitz, as well as the additional factors which are reflected in the respective annual reports on Form 10-K of Cendant and Orbitz for the year ended December 31, 2003, as well as in their more recent filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements, risks or reasons. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Cendant Media Relations Contacts:                    Cendant Investor Relations Contacts:
---------------------------------                    ------------------------------------

Cendant Travel Distribution Services Division        Sam Levenson
Kate Sullivan                                        212-413-1832
973-496-4540
                                                     Henry A. Diamond
Cendant Corporation                                  212-413-1920
Elliot Bloom
212-413-1832

Jonathan Mairs
Ogilvy Public Relations Worldwide
212-880-5353


Orbitz Media Relations Contacts:                     Orbitz Investor Relations Contact:
--------------------------------                     ----------------------------------
Carol Jouzaitis                                      Frank Petito
312-894-4774                                         312-894-4830

Steve Frankel
Abernathy McGregor
212-371-5999
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